EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-162559) and related Prospectus of Cenveo, Inc. for the registration of common stock, preferred stock, debt securities, guarantees, warrants, rights and units and to the incorporation by reference therein of our report dated February 28, 2007, with respect to the consolidated financial statements and schedule of Cenveo, Inc., included in its Annual Report (Form 10-K) for the year ended January 3, 2009, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Stamford, Connecticut

November 10, 2009